Exhibit 99.1

Omni Bio Pharmaceutical Appoints New CEO

DENVER, CO, December 20, 2012 – Omni Bio Pharmaceutical, Inc. (“Omni Bio”) (OMBP.ob), a biopharmaceutical company focused on the development of alternative uses of Alpha-1 antitrypsin (AAT) for the treatment of a variety of indications and the development of recombinant forms of AAT, today announced the appointment of Bruce E. Schneider, PhD, as its Chief Executive Officer, effective January 1, 2013.  Dr. Schneider will also become a member of the Company’s board of directors.  In addition to this appointment, Omni Bio announced that it has engaged Bruce D. Forrest, MD, through B D Forrest & Company, Inc., as a consultant in the areas of product and business development.  Both Dr. Schneider and Dr. Forrest are former executives at Wyeth, which was acquired by Pfizer in 2009.

Dr. Schneider has recently served as an executive advisor to several large and small pharmaceutical companies, including an extensive role with Pfizer where he was engaged to facilitate strategic planning and decision-making for its early drug development pipeline.  He previously held numerous senior-level R&D positions at Wyeth Research, including Executive Vice President & Chief of Operations (2002 to 2009), Senior Vice President, Research Operations & Planning (1992-2002) and Vice President, Worldwide Clinical Operations (1987-1992).

Dr. Schneider commented, “I am very pleased and excited to be joining Omni Bio at this pivotal point in its drug development and commercialization efforts.  I believe its science and IP positions covering new uses of AAT hold great promise for addressing many important areas of unmet medical need.  I am also excited to be joined by Dr. Forrest, who brings significant experience, energy and insight to help the further commercialization of Omni Bio’s current IP portfolio as well as its drug development efforts for new recombinant versions of AAT.”

Steven Bathgate, interim CEO of Omni Bio, added, “We are thrilled to welcome Drs. Schneider and Forrest to our management team.  We believe their collective knowledge and proven track records will significantly enhance Omni Bio’s ability to commercialize alternative uses of plasma-derived AAT and chart a solid path forward for its recombinant AAT R&D program.”

About Omni Bio Pharmaceutical, Inc.

Omni Bio Pharmaceutical (www.omnibiopharma.com) is a biopharmaceutical company that is focused on AAT and on developing new recombinant versions of AAT that can be applied to the treatment of a broad range of indications including, for example, Type 1 diabetes, graft rejection, graft versus host disease (GVHD), cardiac conditions and inflammatory bowel diseases. Since its formation, Omni Bio has supported research using animal models and human clinical studies that demonstrate that AAT is a promising agent for ameliorating these conditions.

Forward-Looking Statements
Some of the statements made in this press release are forward-looking statements that reflect management's current views and expectations with respect to future events. These forward-looking statements are not a guarantee of future events and are subject to a number of risks and uncertainties, many of which are outside our control, which could cause actual events to differ materially from those expressed or implied by the statements. These risks and uncertainties are based on a number of factors, including but not limited to the business risks disclosed in our SEC filings, especially the section entitled "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended March 31, 2012.  We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Omni Bio Pharmaceutical, Inc.
Bob Ogden Chief Financial Officer – Investor Relations
(720) 488-4708
Email – investor_relations@omnibiopharma.com